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                                                                    Exhibit 18.1



True Temper Sports, Inc.
Memphis, Tennessee

April 13, 1999

Gentlemen:

We have audited the balance sheet of True Temper Sports, Inc. as of December 31, 1998 and the related statements of operations, changes in stockholder's equity and cash flows for the year ended December 31, 1998, and have reported thereon under date of March 10, 1999. The aforementioned financial statements and our audit report thereon are included in the prospectus in the Company's Registration Statement on Form S-4. As disclosed in Note 2, the Company changed its method of accounting for its domestic inventories from the last-in-first-out (LIFO) method to the first-in-first-out (FIFO) method and indicated that the newly adopted accounting principle is preferable in the circumstances because it better measures the current value of such inventories, provides a more appropriate matching of revenue and expenses and conforms all inventories of the Company to the same accounting method. Additionally, the Company believes that the change will enhance the comparability of the Company's financial statements by changing to the predominant method utilized in its industry. The Company believes that the impact of this change is not material to the financial statements and therefore has not restated its financial statements as otherwise called for by paragraph 27 of Accounting Principles Board Opinion No. 20. However, pursuant to paragraph 28 of
Accounting Principles Board Opinion No. 20, the Company has disclosed in the aforementioned financial statements the nature and justification of this change.

In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of True Temper Sports, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,


KPMG LLP